Exhibit 99 (a)

For Release: Monday, May 7, 2007	Media Contact: Claudia Piccinin
248-813-2942

Investor Contact: Al VanDenBergh
248-813-2495
DELPHI REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
          TROY, Mich. — Delphi Corp. today reported first quarter 2007 financial results with revenues of $6.7 billion, and a net loss of $533 million. Non-GM revenues were $3.9 billion, representing 58 percent of global revenues.
          “While Delphi’s financial performance continues to reflect its uncompetitive U.S. cost structure, we are aggressively working on two fronts to improve the business — first, customer diversification by expanding our non-GM sales; and second, cost reductions through SG&A restructuring and operational excellence,” said Rodney O’Neal, Delphi CEO and president. “Our people are focused on exceeding our customers’ expectations — evidenced by a solid portfolio of new business bookings and excellent operating metrics — and our leadership is addressing transformation issues aimed at reaching consensual agreements with our stakeholders. Together, these actions should enable Delphi to emerge from Chapter 11 as a technology leader with a competitive cost structure later this year.”
First Quarter 2007 Financial Results
•	Global Revenue: Revenue of $6.7 billion, down from $7.0 billion in Q1 2006.

•	Non-GM Revenue: Non-GM revenue for the quarter was $3.9 billion, up from $3.8 billion in Q1 2006. Non-GM business represented 58 percent of Q1 revenues, compared to year-ago levels of 54 percent, primarily due to a 13 percent year-over-year decline in GM revenues. Excluding the favorable impact of foreign currency exchange, non-GM growth for the first quarter was essentially flat.

•	Cash Flow: Cash flow used in operating activities was $411 million, as compared to $93 million used in operating activities for Q1 2006. Cash used in operations was negatively impacted by U.S. special attrition program cash payments of $217 million.

•	Net Loss: Net loss of $533 million or a loss of $0.95 per share compared to Q1 2006 net loss of $363 million or a loss of $0.65 per share. Included in the Q1 2007 net loss are $160 million of long-lived asset impairment charges and an increase in employee termination benefits and other exit costs of $73 million. In addition, Delphi’s net loss was further impacted by lower GMNA production volumes, commodity price increases, and U.S. legacy liabilities.

•	Liquidity: Delphi continues to have sufficient liquidity available in the U.S. and globally to finance our global operations. As of March 31, 2007, Delphi had $1.5 billion of cash and cash equivalents and $1.2 billion of debt capacity under the refinanced DIP credit facility.
          Additional information concerning Delphi’s first quarter 2007 results is available through the Investor Relations page of Delphi’s website at www.delphi.com and in Delphi’s first quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today.
FORWARD LOOKING STATEMENT
This press release, as well as other statements made by Delphi may contain forward-looking statements, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the Equity Purchase and Commitment Agreement (including the Company’s ability to achieve consensual agreements with GM and its U.S. labor unions on a timely basis that are acceptable to the Plan Investors in their sole discretion); the Company’s ability to satisfy the terms and conditions of the Plan Framework Support Agreement; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Note 2, Transformation Plan and Chapter 11 Bankruptcy, of our Annual Report on Form 10-K for the year ended December 31, 2006) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I, Item 1A. Risk Factors, contained therein. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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